(n)(1)(i)

SCHEDULE A

to the

FIFTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

ING MAYFLOWER TRUST

Classes of Shares
Fund	A	B	C	I	R	W
ING International Value Fund	Ö	Ö	Ö	Ö	Ö	Ö

Last Approved: May 19, 2011

Last Amended: May 19, 2011 to add Class R shares to the Plan.